Exhibit 3.1

Execution Version

Proteon Therapeutics, Inc.

Certificate of Designation of Preferences,
Rights and Limitations
of
Series A Convertible Preferred Stock

Pursuant to Section 151(G) of the
Delaware General Corporation Law

Proteon Therapeutics, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”), does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation as of June 19, 2017:

Resolved, that the Board of Directors of the Corporation, pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of a series of Preferred Stock designated as the Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation, with a stated value of $1,000 per share, and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:

Series A Convertible Preferred Stock

Section 1.                Definitions. For the purposes hereof, the following terms shall have the following meanings:

“9.985% Cap” shall have the meaning set forth in Section 7(g).

“Affiliate” means any Person (as hereinafter defined) that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 144 under the Securities Act (“Rule 144”). With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other ownership interest, by contract, or otherwise.

“Attribution Parties” means, with respect to any Holder, collectively, any of such Holder’s Affiliates, any Persons acting as a “group” together with such Holder with respect to the Common Stock for purposes of Section 13(d) of the Exchange Act, and any other Persons whose beneficial ownership of the Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In Shares” shall have the meaning set forth in Section 7(f)(i).

“Bylaws” means the Amended and Restated By-laws of the Corporation, as they may be amended, restated modified or supplemented and in effect from time to time.

“Certificate” means this Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Date” shall have the meaning set forth in Section 7(a).

“Conversion Notice” shall have the meaning set forth in Section 7(d)(i).

“Conversion Price” shall mean, on a per share basis, as of any Conversion Date or other date of determination, $0.9949, subject to adjustment as provided herein.

“Conversion Rate” shall have the meaning set forth in Section 7(c).

“Conversion Shares” shall have the meaning set forth in Section 7(b).

“Converting Holder” shall have the meaning set forth in Section 7(d)(i).

“Corporation” shall have the meaning set forth in the preamble.

“DGCL” shall have the meaning set forth in the preamble.

“Distribution” shall have the meaning set forth in Section 3.

“DTC” shall have the meaning set forth in Section 7(d)(ii).

“DWAC” shall have the meaning set forth in Section 7(d)(ii).

“Effective Date” means August 1, 2017.

“Excess Shares” shall have the meaning set forth in Section 7(g).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 8(b)(i).

“Holder” shall mean each holder of record of shares of Series A Preferred Stock.

“HSR Act” shall have the meaning set forth in Section 7(h).

“Junior Securities” shall have the meaning set forth in Section 6(a).

“National Exchange” means each of the following, together with any successor thereto: the NYSE MKT, The New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market and the NASDAQ Capital Market.

“Parity Securities” shall have the meaning set forth in Section 6(a).

“Person” shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

“Preference Termination Date” means the first date on or following the one-year anniversary of the date of the Corporation’s receipt of written approval from the U.S. Food and Drug Administration (the “FDA”) of its Biologics License Application for the Corporation’s product vonapanitase on which (a) the Volume Weighted Average Price per share of Common Stock for each of the Trading Days during any twenty (20) consecutive Trading Day period ending on or after such one-year anniversary is greater than 200% of the Conversion Price, and (b) the Chief Executive Officer of the Corporation has delivered written notice (the “Preference Termination Notice”) to the Holders of the Series A Preferred Stock certifying as to the satisfaction of the conditions set forth above in this definition; provided that the Corporation shall have (i) publicly disclosed (by a widely disseminated press release or filing of a current report on Form 8-K with the Commission) its receipt of such written approval from the FDA as promptly as reasonably practicable following the receipt thereof, and (ii) substantially contemporaneously with the Corporation’s delivery of the Preference Termination Notice, publicly disclosed (by a widely disseminated press release or filing of a current report on Form 8-K with the Commission) the occurrence of the Preference Termination Date.

“Principal Market” means the NASDAQ Global Market; however, if the Common Stock becomes listed on another National Exchange after the Effective Date, then, from and after such date, the “Principal Market” shall mean such National Exchange.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of August 2, 2017, by and among the Corporation and the investors party thereto, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Registration Statement Effective Date” shall have the meaning set forth in Section 7(d)(iv).

“Requisite Holders” means, as of any date, the Holders of at least 77% of the then-outstanding shares of Series A Preferred Stock.

“Securities” means, collectively, the shares of Series A Preferred Stock and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of June 22, 2017, between the Corporation and the investors party thereto.

“Senior Securities” shall have the meaning set forth in Section 6(a).

“Series A Liquidation Preference” means, with respect to each share of Series A Preferred Stock, an amount equal to $0.001.

“Series A Preferred Director” has the meaning set forth in Section 4(b).

“Series A Preferred Stock” has the meaning set forth in Section 2(a).

“Series A Preferred Stock Register” has the meaning set forth in Section 2(b).

“Share Delivery Date” shall have the meaning set forth in Section 7(d)(ii).

“Stated Value” shall mean $1,000.

“Stock Event” means any stock split, stock combination, reclassification, stock dividend, recapitalization or other similar transaction of such character that shares of Common Stock shall be changed into or become exchangeable for a larger or small number of shares.

“Taxes” means all taxes, charges, fees, levies or other like assessments, including United States federal, state, local, foreign and other net income, gross income, gross receipts, social security, estimated, sales, use, ad valorem, franchise, profits, net worth, alternative or add-on minimum, capital gains, license, withholding, payroll, employment, unemployment, social security, excise, property, transfer taxes and any and all other taxes, assessments, fees or other governmental charges, whether computed on a separate, consolidated, unitary, combined or any other basis together with any interest and any penalties, additions to tax, estimated taxes or additional amounts with respect thereto, and including any liability for taxes as a result of being a member of a consolidated, combined, unitary or affiliated group or any other obligation to indemnify or otherwise succeed to the tax liability of any other Person.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade, or actually trades, on the Principal Market for less than 4.5 hours.

“Transfer Agent” shall have the meaning set forth in Section 7(d)(ii).

“Volume Weighted Average Price” means, for any security as of any date, the U.S. dollar volume-weighted average price for such security on its Principal Market during the period beginning at 9:30 a.m., New York City time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg Markets (or any successor thereto) “Bloomberg”) through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City time (or such other time as such over-the-counter market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City time (or such other time as such over-the-counter market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group, Inc. (or any successor thereto). If the Volume Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Volume Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the Holders of a majority of the outstanding shares of Series A Preferred Stock as to which the determination is being made. If the Principal Market is located in a country other than the United States, the Volume Weighted Average Price shall be calculated in U.S. dollars using the spot rate for the purchase of the applicable foreign currency at the close of business on the immediately preceding Business Day in New York, New York published in the Wall Street Journal. All such determinations shall be appropriately adjusted for any Stock Event during any period during which the Volume Weighted Average Price is being determined. Volume Weighted Average Price will be determined without regard to after-hours trading or any other trading outside of the regular trading hours.

“Unrestricted Conditions” shall have the meaning set forth in Section 7(d)(iv).

Section 2.                Designation, Amount and Par Value; Assignment.

(a)                The series of preferred stock designated by this Certificate shall be designated as the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and the number of shares so designated shall be 22,000 (which shall not be subject to increase without the written consent of the Requisite Holders ) and shall be designated from the 10,000,000 shares of Preferred Stock authorized to be issued by the Certificate of Incorporation. Each share of Series A Preferred Stock shall have a par value of $0.001 per share.

(b)               The Corporation shall register, or cause to be registered, shares of the Series A Preferred Stock, upon records to be maintained by the Corporation (or the Corporation’s designated transfer agent for the Series A Preferred Stock) for that purpose (the “Series A Preferred Stock Register”), in the respective names of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register, or cause to be registered, the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof (or accompanied by stock powers or other instruments of transfer duly completed and executed by the Holder thereof), to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee or transferees and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The shares of Series A Preferred Stock and the rights evidenced hereby and thereby shall inure to the benefit of and be binding upon the successors and assigns of the Holder. The provisions of this Certificate are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

(c)                Neither the shares of Series A Preferred Stock nor the Conversion Shares may be pledged, transferred, sold or assigned except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act and applicable state laws, including Section 4(a)(7) of the Securities Act, Rule 144 or a so-called “4[(a)](1) and a half” transaction. For avoidance of doubt, in the event a holder notifies the Corporation that such sale or transfer is pursuant to an exemption to the registration requirements of the Securities Act other than pursuant to Rule 144, the parties agree that a legal opinion from outside counsel for such holder delivered to counsel for the Corporation substantially in the form attached hereto as Exhibit A shall be the only requirement that such holder needs to satisfy to establish the availability of such an exemption from registration under the Securities Act to effectuate such transaction. Additionally, notwithstanding anything to the contrary contained herein, no shares of Series A Preferred Stock may be sold, transferred or assigned if a Conversion Notice has been delivered to the Corporation with respect to such shares and such Conversion Notice has not been voided or withdrawn by the applicable Holder.

Section 3.                Dividends. If the Corporation shall declare or make any dividend or other distribution of assets (or rights to acquire assets) to holders of Common Stock by way of return of capital or otherwise (including any dividend or other distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction) (a “Distribution”) at any time after the Effective Date, then, in each such case, each Holder of Series A Preferred Stock on the applicable record date with respect to such Distribution (or, if there is no record date for such Distribution, each Holder of Series A Preferred Stock immediately prior to the effective date of such Distribution) shall be entitled to receive such Distribution, and the Corporation shall make such Distribution to such Holder, exactly as if such Holder had converted such Holder’s shares of Series A Preferred Stock in full (and, as a result, had held all of the Conversion Shares that such Holder would have received upon such conversion, without regard to any limitations or restrictions on conversion) immediately prior to the record date for such Distribution, or if there is no record date therefor, immediately prior to the effective date of such Distribution (but without the Holder’s actually having to so convert such Holder’s shares of Series A Preferred Stock). For the avoidance of doubt, payments under the preceding sentence shall be made concurrently with the Distribution to the holders of Common Stock.

Section 4.                Voting Rights; Board of Directors.

(a)                Except as otherwise provided herein (including with respect to the matters set forth in Section 5 hereof) or as otherwise required by the DGCL, the Series A Preferred Stock shall have no voting rights. The Corporation shall not, however, as long as any shares of Series A Preferred Stock are outstanding, either directly or indirectly (whether by amendment, corporate action, by contract, by merger or otherwise), without the written consent of the Requisite Holders, and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force or effect: (i) alter or amend this Certificate or adversely alter or change, directly or indirectly, the powers, preferences or rights given to the Series A Preferred Stock in this Certificate, (ii) enter into, or become party or subject to, any agreement that would adversely affect the rights or powers of, or any restrictions provided for the benefit of, the Series A Preferred Stock in this Certificate (for clarity, it being understood and agreed that nothing contained herein shall restrict the Corporation’s entry into any loan agreement, credit facility, instrument of indebtedness or similar agreement, whether before or after the Preference Termination Date, that does not adversely affect the rights or powers of, or any restrictions provided for the benefit of, the Series A Preferred Stock in this Certificate), (iii) amend, modify or repeal any provision of the Certificate of Incorporation of the Corporation or the Bylaws in a manner that would adversely affect or otherwise impair the rights or priority of the Holders pursuant to this Certificate relative to the holders of Common Stock or the holders of any other class of capital stock of the Corporation, (iv) increase the number of authorized shares of Series A Preferred Stock, (v) declare, pay or set aside any dividends, whether in cash or property, or make any other distribution, in which the Holders do not receive, concurrently with such dividend or distribution, the dividends or distributions to which the Holders are entitled pursuant to Section 3, (vi) consummate or consent to any Fundamental Transaction if such Fundamental Transaction will not be effected in compliance with Section 8(b); or (vii) enter into any agreement with respect to any of the foregoing. In respect of all matters for which the Holders have the right to vote, each share of Series A Preferred Stock shall be entitled to one vote on such matters.

(b)               Prior to the Preference Termination Date, the Holders of Series A Preferred Stock, voting as a separate class, shall, by the written consent of the Holders of a majority of the outstanding shares of Series A Preferred Stock, be entitled to elect one (1) member of the Board of Directors (the person so elected, the “Series A Preferred Director”). The Series A Preferred Director’s initial term of office shall expire as of the first annual meeting of the Corporation’s stockholders following the Effective Date. The Series A Preferred Director shall hold office until the following year’s annual meeting of the Corporation’s stockholders and until his or her successor is duly elected or qualified by the written consent of the Holders of a majority of the outstanding shares of Series A Preferred Stock or until his or her earlier death, incapacity, resignation or removal. Such Series A Preferred Director may be removed from office, with or without cause, upon the written consent of the Holders of a majority of the outstanding shares of Series A Preferred Stock, and the Holders of a majority of the outstanding shares of Series A Preferred Stock shall have the power to fill, by written consent, any vacancy caused by the resignation, death or removal of such Series A Preferred Director. For purposes of clarity, the Series A Preferred Director shall not be classified with the remaining members of the Board of Directors. Each Holder shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws.

(c)                The Series A Preferred Director shall be entitled to the same compensation, the same indemnification and the same director and officer insurance in connection with such Series A Preferred Director’s service as a director as all other non-employee members of the Board of Directors, and the Series A Preferred Director shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any committees thereof, to the same extent as all other non-employee members of the Board of Directors. In addition, the Series A Preferred Director shall be entitled to the same information regarding the Corporation and its subsidiaries in connection with the Series A Preferred Director’s service as a director as all other members of the Board of Directors. The Corporation agrees that any indemnification arrangements described in this Section 4(c) will be the primary source of indemnification and advancement of expenses in connection with the matters covered thereby.

Section 5.                Protective Provisions Prior to Preference Termination Date. Prior to the Preference Termination Date, the Corporation shall not, either directly or indirectly (whether by amendment, corporate action, by contract, by merger or otherwise), without the written consent of the Requisite Holders, and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force or effect:

(a)                (i) create, authorize or designate (by reclassification, merger or otherwise), issue or obligate itself to issue, any Senior Securities or Parity Securities (including any security convertible into or exchangeable for any Senior Securities or Parity Securities) or (ii) enter into any agreement with respect to the foregoing; or

(b)               declare, pay or set aside any dividends, whether in cash or property, or make any other distribution, in respect of, or redeem any, Junior Securities.

Section 6.                Rank; Liquidation.

(a)                The Series A Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series A Preferred Stock (“Junior Securities”); (iii) on parity with any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Series A Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series A Preferred Stock (“Senior Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

(b)               Subject to any superior liquidation rights of the holders of any Senior Securities of the Corporation, upon the liquidation, dissolution or winding up of the Corporation (other than in connection with a Fundamental Transaction), whether voluntary or involuntary, each Holder shall be entitled to receive for each share of Series A Preferred Stock, in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to the Series A Liquidation Preference, plus an amount equal to any dividends declared but unpaid thereon, before any payments shall be made or any assets distributed to holders of any class of Common Stock or Junior Securities, and thereafter, the Holders of the shares of Series A Preferred Stock shall share ratably in any distributions and payments of any remaining assets of the Corporation, on an as converted basis (without giving effect to any limitations on conversion set forth in this Certificate), with the holders of Common Stock and with the holders of shares of any other class or series of capital stock of the Corporation entitled to share in such remaining assets of the Corporation on an as converted to Common Stock basis.

Section 7.                Conversion.

(a)                Conversion Right. Each Holder shall have the right, at such Holder’s option, to convert the shares of Series A Preferred Stock held by such Holder into shares of Common Stock on any date (such date, the “Conversion Date”) subject to and upon the terms, conditions and limitations set forth in this Section 7.

(b)               Conversion at Option of the Holder. Each Holder shall be entitled to convert some or all of its shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock (“Conversion Shares”) subject to, and in accordance with, this Section 7 at the Conversion Rate. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share, then the Corporation shall round such fraction of a share up or down to the nearest whole share (with 0.5 rounded up). Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c)                Conversion Rate. The number of Conversion Shares issuable upon conversion of each share of Series A Preferred Stock being converted pursuant to this Section 7 shall be determined according to the following formula (the “Conversion Rate”):

Stated Value
Conversion Price

(d)               Mechanics of Conversion. The conversion of Series A Preferred Stock shall be conducted in the following manner:

(i)                 Holder’s Delivery Requirements. To convert shares of Series A Preferred Stock into Conversion Shares pursuant to this Section 7 on any date, a Holder seeking to effect such conversion (a “Converting Holder”) shall (A) transmit by facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 5:00 p.m. New York City time on such date, a copy of an executed conversion notice in the form attached hereto as Annex A (the “Conversion Notice”) to the Corporation (Attention: President and CEO, Email: SeriesA@Proteontx.com), which Conversion Notice may specify that such conversion is conditioned upon consummation of a Fundamental Transaction or any other transaction (such Fundamental Transaction or other transaction, a “Conversion Triggering Transaction”), and (B) if required pursuant to clause (iii) below, surrender to a common carrier for delivery to the Corporation, no later than three (3) Business Days after the Conversion Date, the original stock certificates representing the shares of Series A Preferred Stock being converted (or an indemnification undertaking in customary form with respect to such shares in the case of the loss, theft or destruction of any stock certificate representing such shares) (or, if the conversion is conditioned upon the consummation of a Conversion Triggering Transaction, on the date of (and immediately prior to) the consummation of such Conversion Triggering Transaction). For purposes of determining the maximum number of Conversion Shares that the Corporation may issue to a Holder pursuant to this Section 7 upon conversion of shares of Series A Preferred Stock on a particular Conversion Date, such Holder’s delivery of a Conversion Notice with respect to such conversion shall constitute a representation by such Holder (on which the Corporation shall rely) that, upon the issuance of the Conversion Shares to be issued to it on such Conversion Date, the shares of Common Stock beneficially owned by such Holder and its Attribution Parties (including shares held by any “group” of which such Holder is a member) will not exceed the 9.985% Cap, as determined in accordance with Section 7(g).

(ii)               Corporation’s Response. Upon receipt or deemed receipt by the Corporation of a copy of a Conversion Notice, the Corporation (A) shall as promptly as possible send, via email, a confirmation of receipt of such Conversion Notice to the Converting Holder and the Corporation’s designated transfer agent (the “Transfer Agent”), which confirmation (i) shall be sent to the Converting Holder at the email address specified by the Converting Holder pursuant to such Conversion Notice and to the Transfer Agent at the email address previously specified by the Transfer Agent for this purpose and (ii) shall include an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein, and (B) on or before the third (3rd) Business Day following the date of receipt or deemed receipt by the Corporation of such Conversion Notice (or, if earlier, the end of the standard settlement period for U.S. broker-dealer securities transactions, or, if the conversion is conditioned upon the consummation of a Conversion Triggering Transaction, immediately prior to the consummation of such Conversion Triggering Transaction) (the “Share Delivery Date”), (x) credit, or cause to be credited, such aggregate number of Conversion Shares to which the Converting Holder shall be entitled to the Converting Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal at Custodian (“DWAC”) system, or (y) if none of the Unrestricted Conditions is then satisfied, deliver, or cause to be delivered, a stock certificate to the address designated by the Converting Holder, in each case, for the number of Conversion Shares to which the Converting Holder shall be entitled. If the number of shares of Series A Preferred Stock represented by any stock certificate surrendered by the Converting Holder is greater than the number of shares of Series A Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than three (3) Business Days after receipt of such stock certificates and at its own expense, issue and deliver to the Converting Holder a new certificate representing shares of the Series A Preferred Stock not so converted.

(iii)             Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of shares of Series A Preferred Stock in accordance with the terms hereof, no Holder shall be required to physically surrender the certificate representing the shares of Series A Preferred Stock, if any, to the Corporation unless the full number of shares of Series A Preferred Stock represented by the certificate are being converted. Each Holder and the Corporation shall maintain records showing the number of shares of Series A Preferred Stock so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Corporation, so as not to require physical surrender of the certificate representing the shares of Series A Preferred Stock, if any, upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if shares of Series A Preferred Stock represented by a certificate are converted as aforesaid, such Holder may not transfer the certificate representing the shares of Series A Preferred Stock unless such Holder first physically surrenders the certificate representing the shares of Series A Preferred Stock to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of shares of Series A Preferred Stock represented by such certificate. Each Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock represented by any such certificate may be less than the number of shares of Series A Preferred Stock stated of the face thereof.

(iv)             Restrictive Legends. Until such time as shares of Series A Preferred Stock or Conversion Shares have been registered under the Securities Act as contemplated by the Registration Rights Agreement or otherwise may be sold pursuant to Rule 144 or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, such Securities may bear the Securities Act Legend (as defined in Securities Purchase Agreement). The certificates (or electronic book entries, if applicable) evidencing any Securities shall not contain or be subject to any legend restricting the transfer thereof (including the Securities Act Legend) or be subject to any stop-transfer instructions: (A) while a registration statement (including a Registration Statement (as such term is defined in the Registration Rights Agreement)) covering the sale or resale of such Security is effective under the Securities Act, (B) if the holder of Securities provides the Corporation customary seller and, as applicable, broker paperwork or other reasonable assurances to the effect that such Securities have been or are being sold pursuant to Rule 144, (C) if such Securities are eligible for sale under Rule 144(b)(1) and the Holder thereof is not, and has not been during the preceding three months, an Affiliate of the Corporation (subject to the Holder’s delivery to the Corporation of a customary non-affiliate representation letter), or (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) (collectively, the “Unrestricted Conditions”). Promptly following the Registration Statement Effective Date or such other time as any of the Unrestricted Conditions have been satisfied, the Corporation shall cause its counsel to issue a legal opinion or other instruction to the Transfer Agent (if required by the Transfer Agent) to effect the issuance of the applicable shares of Series A Preferred Stock or Conversion Shares without a restrictive legend or, in the case of shares of Series A Preferred Stock or Conversion Shares that have previously been issued, the removal of the legend thereunder. If any of the Unrestricted Conditions are met with respect to any shares of Series A Preferred Stock or Conversion Shares at the time of issuance of such Security, then such Security shall be issued free of all legends.  The Corporation agrees that, following the Registration Statement Effective Date in the case of Conversion Shares, or at such time as any of the other Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 7(d)(iv), it will, no later than three (3) Trading Days (or if earlier, the number of Trading Days comprising the standard settlement period for U.S. broker-dealer securities transactions) following the delivery by the holder thereof to the Corporation or the Transfer Agent of any certificate representing shares of Series A Preferred Stock or Conversion Shares, as applicable, issued with a restrictive legend, deliver or cause to be delivered to such holder a certificate (or electronic transfer) representing such Securities that is free from all restrictive and other legends.  For purposes hereof, “Registration Statement Effective Date” shall mean the date that the first Registration Statement that the Corporation is required to file pursuant to the Registration Rights Agreement has been declared effective by the Commission. Notwithstanding the foregoing, the certificates (or electronic book entries, if applicable) evidencing any Series A Preferred Stock shall at all times (whether before or after that satisfaction of any Unrestricted Condition or the Registration Statement Effective Date) bear a legend indicating that no shares of Series A Preferred Stock may be sold, transferred or assigned if a Conversion Notice has been delivered to the Corporation with respect to such shares and such Conversion Notice has not been voided or withdrawn.

(e)                Record Holder. The Person or Persons entitled to receive the Conversion Shares issuable upon a conversion of Series A Preferred Stock shall be treated for all purposes as the legal and record holder or holders of such Conversion Shares upon delivery by a Converting Holder of the Conversion Notice.

(f)                Corporation’s Failure to Timely Convert.

(i)                 Cash Damages. If by the Share Delivery Date, the Corporation shall fail to issue and deliver a certificate to a Converting Holder for, or credit such Converting Holder’s or its designee’s balance account with DTC with, the number of Conversion Shares to which such Converting Holder is entitled pursuant to this Section 7 (provided any Unrestricted Condition is satisfied, free of any restrictive legend), then, such Converting Holder shall reasonably promptly provide written notice to the Corporation that such Converting Holder was not issued the number of Conversion Shares to which such Converting Holder is entitled pursuant to this Section 7, and, in addition to all other available remedies that such Converting Holder may pursue hereunder, the Corporation shall pay additional damages to such Converting Holder for each day after the date such written notice is delivered that such conversion is not timely effected in an amount equal to one percent (1%) of the product of (I) the number of Conversion Shares not issued to the Converting Holder or its designee on or prior to the Share Delivery Date and to which the Series A Holder is entitled and (II) the Volume Weighted Average Price of the Common Stock on the Share Delivery Date. Alternatively, in lieu of the foregoing damages, if applicable, at the written election of the applicable Converting Holder made in such Converting Holder’s sole discretion, if, on or after the applicable Share Delivery Date, such Converting Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Converting Holder of Conversion Shares that such Converting Holder anticipated receiving from the Corporation (such purchased shares, “Buy-In Shares”), the Corporation shall be obligated to promptly pay to such Series A Holder (in addition to all other available remedies that the Series A Holder may otherwise have), 105% of the amount by which (A) such Converting Holder’s total purchase price (including brokerage commissions, if any) for such Buy-In Shares exceeds (B) the net proceeds received by such Converting Holder from the sale of the number of shares equal to up to the number of Conversion Shares such Converting Holder was entitled to receive but had not received on the Share Delivery Date. If the Corporation fails to pay the additional damages set forth in this Section 7(f)(i) within five (5) Business Days of the date incurred, then the Converting Holder entitled to such payments shall have the right at any time, so long as the Corporation continues to fail to make such payments, to require the Corporation, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price.

(ii)               Void Conversion Notice. If for any reason a Converting Holder has not received all of the Conversion Shares prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Series A Preferred Stock, then such Converting Holder, upon written notice to the Corporation, may void its conversion with respect to, and retain or have returned, as the case may be, any shares of Series A Preferred Stock that have not been converted pursuant to such Converting Holder’s Conversion Notice; provided, that the voiding of such Converting Holder’s Conversion Notice shall not affect the Corporation’s obligations to make any payments that have accrued prior to the date of such notice pursuant to Section 7(f)(i) or otherwise.

(iii)             Obligation Absolute. Subject to Section 7(g) and Section 7(h) hereof and subject to a Holder’s right to void a conversion pursuant to Section 7(f)(ii) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 7(g) and Section 7(h) hereof and subject to a Holder’s right to void a conversion pursuant to Section 7(f)(ii) above, in the event a Holder shall elect to convert any or all of its Series A Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 125% of the value of the Conversion Shares into which would be converted the Series A Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.

(g)               Limitations on Share Issuances. Notwithstanding anything herein to the contrary, the Corporation shall not issue to any Holder, and no Holder may acquire, a number of shares of Common Stock hereunder (pursuant to this Section 7(g) or otherwise) to the extent that, upon such issuance, the aggregate number of shares of Common Stock then beneficially owned by such Holder together with any Attribution Parties (including shares held by any “group” of which such Holder is a member) would exceed 9.985% of the total number of shares of Common Stock then issued and outstanding (the “9.985% Cap”). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock held by the Holder and all of its Attribution Parties plus the number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted portion of the shares of Series A Preferred Stock beneficially owned by such Holder or any of its Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Holder or any of its Attribution Parties subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 7(g). For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Commission, and the percentage held by each Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act.

For purposes of the 9.985% Cap, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares as reflected in (1) the Corporation’s most recent quarterly report on Form 10-Q or annual report on Form 10-K, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or the transfer agent for the Common Stock setting forth the number of shares outstanding. Upon written request of any Holder at any time, the Corporation shall, within one (1) Business Day, confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation by such Holder and its Attribution Parties since the date as of which the number of outstanding shares of Common Stock was reported.

In the event that the issuance of shares of Common Stock to any Holder upon the conversion of any of such Holder’s shares of Series A Preferred Stock results in such Holder and its Attribution Parties being deemed to beneficially own, in the aggregate, a number of shares of Common Stock that exceeds the 9.985% Cap, the issuance of that number of shares so issued in excess of the 9.985% Cap (the “Excess Shares”), and the conversion of shares of Series A Preferred Stock resulting in such issuance, shall be deemed null and void and shall be cancelled ab initio, such Holder shall not have the power to vote or to transfer the Excess Shares, and the shares of Series A Preferred Stock as to which the conversion was voided shall remain outstanding and continue to be held by such Holder. As soon as reasonably practicable after such issuance and conversion have been deemed null and void, the Corporation shall return to such Holder certificates representing the number of shares of Series A Preferred Stock corresponding to the voided issuance and conversion (to the extent such shares of Series A Preferred Stock were surrendered to the Corporation).

For purposes of clarity, the shares of Common Stock underlying any Holder’s shares of Series A Preferred Stock in excess of the 9.985% Cap shall not be deemed to be beneficially owned by such Holder for any purpose, including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. The provisions of this Section 7(g) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7(g) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 7(g) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this Section 7(g) may not be waived and shall apply to any successor Holder of shares of Series A Preferred Stock.

(h)               HSR Act. If any Holder determines that, in connection with a conversion of the shares of Series A Preferred Stock pursuant to this Section 7, such Holder is required to file Premerger Notification Reporting with a Governmental Authority (as such term is defined in the Securities Purchase Agreement) under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations promulgated thereunder (the “HSR Act”), the Corporation agrees to (i) cooperate with such Holder in order for such Holder to prepare and make such submission and any responses to inquiries of the applicable Governmental Authority; (ii) prepare and make any submission required to be filed by the Corporation under the HSR Act in connection with such Holder’s submission and respond to inquiries of the applicable Governmental Authority; and (iii) reimburse such Holder for the cost of the required filing fee for such Holder’s submission under the HSR Act. In any such case, the Corporation shall have no obligation to issue or deliver such Conversion Shares until the applicable waiting period under the HSR Act with respect to such issuance has expired.

(i)                 Taxes. The Corporation shall be responsible for any liability with respect to any transfer, stamp, documentary, intangible, recording or similar non-income Taxes that may be payable in connection with the execution, delivery and performance of this Certificate, including any such Taxes with respect to the issuance or transfer of shares of Series A Preferred Stock or the Conversion Shares. Notwithstanding any provision herein to the contrary, the Corporation shall (A) be entitled to deduct and withhold from any payments (which shall include, for purposes of this Section 7(i), Conversion Shares issued upon conversion of Series A Preferred Stock to the extent attributable to declared but unpaid dividends, if any) made to a holder of any Securities, such amounts that the Corporation may be required to withhold under applicable U.S. federal withholding Tax requirements (including without limitation under Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended) and (B) not be responsible for or liable for any Taxes imposed on, or measured by, net income (however denominated), franchise Taxes, and branch profits Taxes, in each case,  imposed as a result of a payee (or  beneficial owner of a payment) being organized under the laws of, or having its principal office in, the jurisdiction imposing such Tax (or any political subdivision thereof). The Corporation shall provide the applicable payee with five (5) Business Days’ advance notice of any such required withholding and shall reasonably cooperate with such holder to mitigate or reduce such withholding.  Any amounts withheld pursuant to clause (A) above shall be treated for purposes hereof as if paid to the relevant payee.

Section 8.                Certain Adjustments; Calculations; Notices.

(a)                Stock Dividends and Stock Splits. If the Corporation shall at any time effect a Stock Event, then, upon the effective date of such Stock Event, the Conversion Price shall be, in the case of an increase in the number of shares of Common Stock, proportionally decreased and, in the case of a decrease in the number of shares of Common Stock, proportionally increased. The Corporation shall give each Holder the same notice it provides to holders of Common Stock of any transaction described in this Section 8(a).

(b)               Fundamental Transaction.

(i)                 The term “Fundamental Transaction” shall mean the occurrence of any of the following at any time while any shares of Series A Preferred Stock are outstanding: (A) the Corporation, directly or indirectly, in one or more related transactions, effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation, directly or indirectly, in one transaction or a series of related transactions, effects any sale of all or substantially all of its assets (including, for the avoidance of doubt, all or substantially all of the assets of the Corporation and its subsidiaries in the aggregate), and distributes the proceeds therefrom to the holders of capital stock of the Corporation, (C) any tender offer or exchange offer (whether by the Corporation or another Person) approved by the Board of Directors is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash and/or other property or (D) the Corporation, directly or indirectly, in one transaction or a series of related transactions, effects any reclassification of the Common Stock or any compulsory share exchange (other than as a result of a Stock Event covered by Section 8(a) above) pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash and/or other property. Upon or following the occurrence of any Fundamental Transaction, each share of Series A Preferred Stock outstanding shall thereafter be convertible (or, to the extent a Conversion Notice contingent upon consummation of such Fundamental Transaction has been previously delivered (and has not been voided or otherwise withdrawn) with respect to such share, shall automatically convert) into the kind and amount of securities, cash and/or other property which a Holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such Fundamental Transaction would have been entitled to receive pursuant to such Fundamental Transaction (without regard to any limitation on the conversion of Series A Preferred Stock (including the 9.985% Cap)); provided, that, if such Fundamental Transaction occurs prior to the Preference Termination Date, then, if the value of the aggregate of such securities, cash and/or other property to which the Holder of one share of Series A Preferred Stock would be entitled upon conversion thereof would be less than the Stated Value, then each outstanding share of Series A Preferred Stock shall instead thereafter be convertible (or, to the extent a Conversion Notice contingent upon consummation of such Fundamental Transaction has been previously delivered (and has not been voided or otherwise withdrawn) with respect to such share, shall automatically convert) into such kind of securities, cash and/or other property (in the same proportions as would be applicable but for this proviso) with an aggregate value equal to the Stated Value. The Corporation shall make an appropriate adjustment to the Conversion Price following a Fundamental Transaction based on a determination in accordance with Section 8(b)(ii) of the amount and relative value of the securities, cash and/or other property issuable in respect of one share of Common Stock in such Fundamental Transaction. If holders of Common Stock are given any choice as to the securities, cash and/or other property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the securities, cash and/or other property it receives upon any conversion of the Series A Preferred Stock following such Fundamental Transaction. The Corporation shall cause any successor entity (as well as its parent) in a Fundamental Transaction in which the Corporation is not the survivor to assume in writing all of the obligations of the Corporation under this Certificate in accordance with the provisions of this Section 8(b) pursuant to written agreements in form and substance approved by the Requisite Holders prior to such Fundamental Transaction.

(ii)               For purposes of determining the value of any securities and/or other property to which a holder of shares of Common Stock would be entitled pursuant to a Fundamental Transaction: (A) the value of any such security that is traded on a National Exchange at the effective time of the Fundamental Transaction shall be equal to the Volume Weighted Average Price per share of such securities for the five (5) Trading Days immediately prior to such effective time; and (B) the value of any other property (including a security that is not traded on a National Exchange at the effective time of the Fundamental Transaction) shall be equal to the fair market value thereof as determined by the mutual agreement of the Corporation and the Requisite Holders.

(c)                Certain Events. If any event occurs of the type contemplated by the provisions of Section 8(a) or Section 8(b) but not expressly provided for by such provisions, then the Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 8.

(d)               Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e)                Adjustment Notices.

(i)                 Promptly following, but in no event later than one (1) Business Day after, any adjustment of the Conversion Price pursuant to Section 8(a), the Corporation will give written notice thereof to each Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii)               The Corporation will give written notice to each Holder at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock, or (C) for determining rights to vote with respect to any Fundamental Transaction or winding-up, dissolution or liquidation of the Corporation; provided, however, that in no event shall such notice be provided to any Holder prior to such information being made known to the public.

(iii)             The Corporation will give written notice to each Holder at least ten (10) days prior to the date on which any Fundamental Transaction, dissolution or liquidation will take place, and in no event shall such notice be provided to any Holder prior to such information being made known to the public.

Section 9.                Dispute Resolution. In the case of a dispute between the Corporation and any Holder (i) as to the value of any asset or other property pursuant to Section 6, in connection with any liquidation, dissolution or winding up of the Corporation, or Section 8(b), in connection with any Fundamental Transaction, or (ii) as to the determination of any adjustment to the Conversion Price following a Fundamental Transaction pursuant to Section 8(b), the Corporation shall promptly (and in any event within two (2) Business Days of notice of any such dispute from such Holder) submit via facsimile the disputed value of such asset or other property, or the disputed determination of such adjustment to the Conversion Price, as applicable, to an independent, reputable investment banking firm agreed to by the Corporation and the Requisite Holders. The Corporation shall direct the investment bank to determine the value of such asset or other property, or the adjustment to the Conversion Price, as applicable, and notify the Corporation and such Holder of the results no later than two (2) Business Days from the time the investment bank receives the disputed value or disputed determination, as applicable. Such investment bank’s determination of the value of any such asset or other property, or of the adjustment to the Conversion Price, as applicable, shall be binding upon all parties absent manifest error.

Section 10.            Reservation of Shares. The Corporation shall, so long as any of the shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of shares of Common Stock as shall, from time to time, be sufficient to effect the conversion of all of the shares of Series A Preferred Stock then outstanding (without regard to any limitations on conversions (including the 9.985% Cap)). The number of shares of Common Stock reserved for conversions of the shares of Series A Preferred Stock shall be allocated pro rata among the Holders based on the number of shares of Series A Preferred Stock held by each Holder. In the event a Holder shall sell or otherwise transfer any of such Holder’s shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any Person which does not hold any shares of Series A Preferred Stock shall be allocated to the remaining Holders, pro rata based on the number of shares of Series A Preferred Stock then held by each such Holder.

Section 11.            Miscellaneous.

(a)                Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by electronic mail to SeriesA@Proteontx.com, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at its principal place of business, to the attention of the President and Chief Executive Officer of the Corporation, with a copy to the Legal Department, or such other electronic mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 11(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by confirmed electronic mail or facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the electronic mail address, facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Except as otherwise expressly provided herein, any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time and date of transmission, if such notice or communication is delivered via electronic mail at the e-mail address specified in this Section 11(a) prior to 4:00 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 11(a) between 4:00 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)               Absolute Obligation. Except as expressly provided herein, no provision of this Certificate shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages on the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)                Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(d)               Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate shall be cumulative and in addition to all other remedies available under this Certificate, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly described herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder may cause irreparable harm to the Holders by vitiating the intent and purpose of the transactions contemplated by this Certificate and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach by the Corporation of the provisions of this Certificate, the Holders shall be entitled, in addition to all other available remedies, to an injunctive order and/or injunction restraining any breach and requiring immediate compliance, without the necessity of showing economic loss and without any bond or other security being required.

(e)                Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate. Any waiver by the Corporation or a Holder must be in writing.

(f)                Severability. If any provision of this Certificate is invalid, illegal or unenforceable, the balance of this Certificate shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. Notwithstanding any provision in this Certificate to the contrary, any provision contained herein (other than Section 7(c) which cannot be waived by the Holders) and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Requisite Holders, unless a higher percentage is required by the DGCL, in which case the written consent of the holders of not less than such higher percentage shall be required.

(g)               Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)               Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate and shall not be deemed to limit or affect any of the provisions hereof.

(i)                 Status of Converted Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted or reacquired by the Corporation, such shares of Series A Preferred Stock shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

(j)                 Benefit of Holders. The provisions of this Certificate are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

*********************

Resolved, Further, that the Chairperson, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be, and they hereby are, authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

In Witness Whereof, the undersigned has executed this Certificate of Designation this 1st day of August, 2017.

/s/ Timothy Noyes
Name: Timothy Noyes
Title: President and Chief Executive Officer

Annex A

Conversion Notice

(To be executed by the Registered Holder in order to convert shares of Series A Preferred Stock)

Reference is made to the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share and with a stated value of $1,000 per share (the “Series A Preferred Stock”), of Proteon Therapeutics, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation, by tendering the stock certificate(s) representing the shares of Series A Preferred Stock specified below as of the date specified below..

Date of Conversion: _________________________________________

Number of shares of Series A Preferred Stock to be converted: _________

Stock certificate no(s). of shares of Series A Preferred Stock to be converted: _______________________

This Conversion is conditioned upon the consummation of the following Conversion Triggering Transaction: ___________________________________________________________ [1]

Please confirm the following information:

Conversion Price: _____________________________________

Number of shares of Common Stock
to be issued: ________________________________________

Please issue the shares of Common Stock in accordance with the terms of the Certificate of Designation as follows:

☐  Deposit/Withdrawal At Custodian (“DWAC”) system; or

☐  Physical Certificate

Issue to: ____________________________________________________

Address (for delivery of physical certificate): ________________________

__________________________________________________________

E-mail: _____________________________________________________

______________________

[1] No such condition applies if left blank.

DTC Participant Number and Name (if through DWAC): ______________________________________

Account Number (if through DWAC): ___________________________________________________

Acknowledgment

The Corporation hereby acknowledges this Conversion Notice and hereby directs _____________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________ ___, 20___ from the Corporation and acknowledged and agreed to by _____________________.

Proteon Therapeutics, Inc.

By: ________________________________
Name: ______________________________
Title: _______________________________

EXHIBIT A

FORM OF OPINION

______, 20__

[___________]

Re: [______] (the “Company”)

Dear [______]:

[___________] (“[__________]”) intends to transfer _______ [shares of Series A Convertible Preferred Stock] [Conversion Shares] (the “Securities”) of the Company to __________ (“________”) without registration under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, we have examined and relied upon the truth of representations contained in an Investor Representation Letter attached hereto and have examined such other documents and issues of law as we have deemed relevant.

Based on and subject to the foregoing, we are of the opinion that the transfer of the Securities by _______ to ______ may be effected without registration under the Securities Act, provided, however, that the Securities to be transferred to _______ contain a legend restricting its transferability pursuant to the Securities Act and that transfer of the Securities is subject to a stop order.

The foregoing opinion is furnished only to ____________ and may not be used, circulated, quoted or otherwise referred to or relied upon by you for any purposes other than the purpose for which furnished or by any other person for any purpose, without our prior written consent.

Very truly yours,

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